Exhibit 99.1

Institutional Investor contact:
Peter Sands
W. P. Carey Inc.
212-492-1110
institutionalir@wpcarey.com

Media contact:

Guy Lawrence

Ross & Lawrence

212-308-3333

gblawrence@rosslawpr.com

W. P. Carey Announces Resignation of Chief Financial Officer

and Names Interim CFO

September 22, 2016 — W. P. Carey Inc. (NYSE: WPC), an internally-managed global net lease real estate investment trust, announced today that its Chief Financial Officer, Hisham Kader, is resigning from the position effective October 14, 2016. Mr. Kader will be relocating to Boston to assume the role as CFO of a private real estate company. The Company has engaged Korn Ferry in its search for a successor CFO.

Ms. ToniAnn Sanzone has been appointed interim CFO of W. P. Carey Inc., having served as its Chief Accounting Officer since 2015. Ms. Sanzone joined W. P. Carey in April 2013 as Global Corporate Controller. Prior to joining W. P. Carey, Ms. Sanzone served as the Corporate Controller at iStar Financial Inc., where she held various senior accounting positions from 2006 to 2013.

Mark J. DeCesaris, W. P. Carey’s Chief Executive Officer, said, “On behalf of the Company, I want to thank Hisham for his many contributions to W. P. Carey during his five years with us.  Hisham is well-liked and respected by everyone throughout the firm and will be missed. I wish him all the best in his new position and look forward to working closely with Toni.”

“While this was a difficult decision for me to make, pursuing this new opportunity is the right choice for me and for my family,” Mr. Kader said. “I am truly proud of the work we have accomplished during my tenure and I know that I leave W. P. Carey well-positioned for continued success.”

About W. P. Carey Inc.

W. P. Carey Inc. is a leading internally-managed net lease REIT that provides long-term sale-leaseback and build-to-suit financing solutions for companies worldwide. At June 30, 2016, the Company had an enterprise value of approximately $11.7 billion. In addition to its owned portfolio of diversified global real estate, W. P. Carey manages a series of non-traded publicly registered investment programs with assets under management of approximately $11.7 billion. Its corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Furthermore, its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows, enabling it to deliver consistent and rising dividend income to investors for over four decades. www.wpcarey.com

This press release contains forward-looking statements within the meaning of U.S. Federal securities laws. The comments of Messrs. DeCesaris and Kader are examples of forward looking statements. A number of factors could cause W. P. Carey’s actual results, performance or achievement to differ materially from those anticipated. For further information on factors that could impact W. P. Carey, reference is made to its filings with the U.S. Securities and Exchange Commission.